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                                                                    EXHIBIT 99.2


                                SECOND AMENDMENT
                                     TO THE
                               OCEAN ENERGY, INC.
                            LONG-TERM INCENTIVE PLAN
                           FOR NONEXECUTIVE EMPLOYEES


                  WHEREAS, there is reserved to the Board of Directors of Ocean Energy, Inc. in Section 7 of the Ocean Energy, Inc. Long-Term Incentive Plan for Nonexecutive Employees (the "Plan") the right to amend the Plan;

                  NOW, THEREFORE, as of the effective date of the Ocean Energy, Inc. 1998 Long- Term Incentive Plan, the Plan is hereby amended as follows:
         1.       Section 4(a) is amended to read as follows:

                  "Shares Available. Subject to adjustment as provided in
                  Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 3,000,000; provided, however, if as of any January 1 the number of Shares that are available for Awards under the Plan is less than 3,000,000 Shares, the maximum number of Shares available for awards shall be increased automatically on such January 1 by the number of Shares necessary to equal 3,000,000 Shares available for Awards. If any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted, but only if, and to the extent that, the number of Shares then available for Awards does not exceed 3,000,000 Shares."



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         2. Section 6(h)(iii) is amended by adding thereto a new subparagraph
(C) to read as follows:

                  "Notwithstanding anything in the Plan or in an Award Agreement to the contrary, Non-Qualified Stock Options may be transferred by the optionee to one or more permitted transferees; provided that (i) there may be no consideration given for such transfer, (ii) the optionee (or such optionee's estate or representative) shall remain obligated to satisfy all employment tax and other withholding tax obligations associated with the exercise of the transferred Options, (iii) the optionee shall notify the Company in writing that such transfer has occurred, the identity and address of the permitted transferee and the relationship of the permitted transferee to the optionee, and (iv) such transfer shall be effected pursuant to transfer documents approved from time to time by the Company. Any permitted transferee may not further assign or transfer the transferred Option otherwise than by will or the laws of descent and distribution. Following any permitted transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer, provided that the term "optionee" as used in the Plan shall be deemed to refer also to each permitted transferee where required by the context. A transferred Option may only be exercised by a transferee to the same extent such Option could, at such time, be exercised by the optionee "but for" such transfer. The term "permitted transferees" shall mean one or more of the following: (i) any member of the optionee's immediately family; (ii) a trust established for the exclusive benefit of one or more members of such immediately family; (iii) a partnership in which such immediately family members are the only partners; or (iv) any other person approved from time to time by the Committee. The term "immediate family" is defined for such purpose as spouses, children, stepchildren and grandchildren, including relationships arising from adoption."

         3. Section 8 is amended to read as follows:

                  "Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, all outstanding Awards granted prior to the date of the Change in Control automatically shall become fully vested on such Change in Control, all restrictions, if any, with respect to such Awards shall lapse, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full (at the maximum performance level). For purposes of this Plan, a "Change in Control" shall be deemed to occur:

                      (i) if any person (as such term is used in sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company, any parent corporation or subsidiary corporation of the Company or any employee benefit plan of the Company or any such entity, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the



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                      Company representing 25% or more of the combined voting
                      power of the Company's then outstanding securities,

                      (ii) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company),

                      (iii) on the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause
                      (iii) if consummation of the transaction would result in at least 662/3% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 662/3% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or

                      (iv) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period."

               Except as amended by this Second Amendment, the Plan shall continue without interruption or change.



               Dated: March 27, 1998


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